PRODUCT LICENSE AGREEMENT

THIS PRODUCT LICENSE AGREEMENT dated for reference the 16th day of September, 2016,

BETWEEN:

TUFFY PACKS, LLC, a Texas corporation, with an executive office located at 6726 Seinfeld Court, Houston, Texas, 77069, and email Steve@TuffyPacks.com

(the “Licensor”)

AND:

MADISON TECHNOLOGIES INC, a Nevada corporation, with an executive office located at 4448 Patterdale Drive, North Vancouver, British olumbia, V7R 4L8, Canada; fax 1-801-326-0110; and email info@madisontech.io

(the “Licensee”)

WITNESSES THAT, WHEREAS:

A.	the Licensor is in the business of manufacturing and selling products, and

B.	the Licensor wishes to grant to the Licensee a license for the unrestricted use of the proprietary product, subject to the terms and conditions contained in this agreement;

IN CONSIDERATION of the premises and the mutual promises, covenants, conditions, representations and warranties contained in this agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

ARTICLE 1

Definitions

1.1 The following capitalized terms used in this agreement have the following meanings:

a. “Affiliates” means any person who directly or indirectly controls or is controlled by or is under common control of the Licensee, or a person who beneficially owns, directly or indirectly, 10% or more of the equity of the Licensee.

b. “Completion Date” means the date that is 30 days after the Effective Date.

c. “Dispute” has the meaning ascribed to it in Section 13.1 of this agreement.

d. “Effective Date” means the date on which both parties have signed this agreement.

e. “Existing Customer(s)” means the customers of the Licensor operating within the Territory as of the Effective Date who have purchased products before the Effective Date and prospective customers who are testing Licensed Products as of the Effective Date, all of which and can be demonstrated by invoice, sales documents or receipts.

f. “Initial Term” has the meaning ascribed to it in Section 4.1 of this agreement.

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g. “License Exception” has the meaning ascribed to it in Section 2.1 of this agreement.

h. “License Fee” has the meaning ascribed to it in Section 3.1 of this agreement.

i. “Licensed Products” includes the Licensor’s products more particularly described in Exhibit “A” attached to and forming part of this agreement and any products developed by Licensor using the Licensed Assets during the term of this agreement.

j. “Licensee Persons” has the meaning ascribed to it in Section 12.1 of this agreement.

k. “Proprietary Information” includes any data or information regarding (i) the business operations of a party that is not generally known to the public, including but not limited to, information regarding its products and product development, formulas, manufacturing technics, components, manufacturers, suppliers, marketing strategies, finance, operations, customers, sales, and internal performance results; (ii) proprietary software, including but not limited to: concepts, designs, documentation, reports, data, specifications, source code, object code, flow charts, file record layouts, databases, whether or not patentable or copyrightable, (iii) inventions, know-how, show-how and trade secrets and other intellectual property, whether or not patentable or copyrightable; (iv) the terms and conditions of this agreement; and (v) any other information data or other items designated in writing by a party as confidential or proprietary.

l. “Renewal Terms” has the meaning ascribed to it in Section 4.1 of this agreement.

m. “RFP” has the meaning ascribed to it in Section 8.2(c) of this agreement.

n. “Selling Price” means the price as contained on Schedule A which shall be in effect for a six month period, but thereafter may be adjusted from time to time, upon written notice from the Licensor, no more often than quarterly, at the sole discretion of the Licensor, but not to exceed 5% in any one increase.

o. “Term” means the Initial Term and all subsequent Renewal Terms.

p. “Territory” means collectively the countries listed in Exhibit “B” attached to and forming part of this agreement.

ARTICLE 2

License

2.1 The Licensor grants to the Licensee for the consideration and on the terms and conditions contained in this agreement, an exclusive (with the exception of Licensor’s continuing right to sell to the Licensor’s Existing Customers, the “License Exception”) assignable, transferable, and sublicensable license, subject to the notice and consent requirements in Section 14.1, to sell the Licensed Products within the Territory.

2.2 The Licensee must purchase at least one thousand (1,000) units of the Licensed Products per calendar year for the Term of the agreement in order to maintain exclusivity within the Territory, increasing annually by ______% through year six of this agreement and any subsequent renewals. If Licensee fails to meet this requirement, after being given an opportunity to cure the breach, the Licensor has the right to enter into agreements with additional licensees.

2.3 Purchase Orders and Delivery. Licensee will order the quantity of Licensed Products as needed by supplying Licensor with a Purchase Order, a sample of which is attached as Schedule B. Licensor estimates that Licensed Products will ship within twenty-one (21) business days of receiving payment and shipment will be F.O.B. Licensor’s choice of port at which time risk of loss and title will pass to Licensee. Licensor will make best efforts to achieve 100% on-time delivery performance to the designated F.O.B. point, within 3 days early and 3 days late of scheduled delivery date on purchase orders (“Delivery Date”) placed by Licensee in accordance to this agreement. If due to Licensor’s failure to make a timely shipment, the specified method of transportation would not permit Licensor to meet the Delivery Date, the Licensed Products affected will be shipped by air transportation or other expedient means acceptable to Licensee, and Licensor will pay the difference in the freight cost. Licensor reserves the right to charge reasonable fees for any changes to a Purchase Order made after the Licensor has accepted the order and commenced production.

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ARTICLE 3

License Purchase Price

3.1 Licensee will pay $50,000 (the “License Fee”) to the Licensor for the purchase from the Licensor of the exclusive license rights to the Licensed Products, subject to the License Exception, in accordance with the terms and conditions of this agreement.

3.2 The License Fee is due upon execution of this agreement subject to the terms and conditions of this agreement and is payable as follows:

a.	$10,000 payable within seven days after the Effective Date;

b.	an additional $15,000 payable within 30 days after the Effective Date; and

c.	a final payment of $25,000 payable within 90 days after the Effective Date.

ARTICLE 4

Term

4.1 This agreement will commence on the Effective Date and will continue in full force and effect for a period of two years (the “Initial Term”) unless earlier terminated as provided below in Article 7. Thereafter, this agreement will automatically renew for successive terms of two years each (the “Renewal Terms”). Either party may terminate this agreement without cause at the end of the Initial Term or any Renewal Term by providing written notice to the other party at least thirty (30) days before the end of the Term.

ARTICLE 5

Proprietary Rights and Confidentiality

5.1 Ownership and Protection. Each party agrees that it has no interest in or right to use the Proprietary Information of the other except in accordance with the terms of this agreement. All rights, title and interest in and to the original and all copies of, in any and all forms, the Licensed Products, and all parts thereof, whether made by the Licensor or the Licensee, belong to the Licensor. Each party acknowledges that it may disclose Proprietary Information to the other in the performance of this agreement. The party receiving the Proprietary Information will (i) maintain it in strict confidence and take all reasonable steps to prevent its disclosure to third parties, except to the extent necessary to carry out the purposes of this agreement, in which case these confidentiality restrictions will be imposed upon the third parties to whom the disclosures are made, (ii) use at least the same degree of care as it uses in maintaining the secrecy of its own Proprietary Information (but no less than a reasonable degree of care) and (iii) prevent the removal of any proprietary, confidential or copyright notices placed on the Proprietary Information. Licensee understands that the manufacturing relationship(s) and any details relating to the manufacture of the Licensed Products are Proprietary Information and Licensee agrees that any attempt to establish a relationship with said manufacturers, either directly or indirectly, will be considered a material breach of this Agreement.

5.2 Limitation. Neither party will have any obligation concerning any portion of the Proprietary Information of the other that (i) is publicly known prior to or after disclosure hereunder other than through acts or omissions attributable to the recipient or its employees or representatives; (ii) is disclosed in good faith to the recipient by a third party having a lawful right to do so; (iii) is the subject of written consent of the party that supplied such information authorizing disclosure; or (iv) is required to be disclosed by the receiving party by applicable law or legal process, provided that the receiving party will immediately notify the other party so that it can take steps to prevent its disclosure.

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5.3 Remedies for Breach. In the event of a breach of this Article 5, the parties agree that the nonbreaching party may suffer irreparable harm and the total amount of monetary damages for any injury to the non-breaching party may be impossible to calculate and would therefore be an inadequate remedy. Accordingly, the parties agree that the non-breaching party may be entitled to temporary, preliminary and permanent injunctive relief against the breaching party, its officers or employees, in addition to such other rights and remedies to which it may be entitled at law or in equity.

5.4 No Implied Assignment. Nothing contained in this agreement will directly or indirectly be construed as an assignment or grant to the Licensee of any right, title or interest in and to the original and all copies in any and all forms of the Licensed Products except for the limited license rights granted to the Licensee as expressly provided in this agreement.

ARTICLE 6

Restrictions

6.1 The Licensee will not remove or alter any copyright or proprietary notice from copies of the Licensed Products. Except in accordance with the terms of this agreement or any other express written agreement between the parties, the Licensee agrees to use reasonable care and protection to prevent the unauthorized use, copying, publication or dissemination of the Licensed Products. The Licensor has the right to obtain injunctive relief against any actual or threatened violation of these restrictions, in addition to any other available remedies.

6.2 The Licensor shall defend all warranty claims to the extent that those claims are represented in the Licensed Products information and descriptions supplied to Licensee.

6.3 Compliance with International Laws. Due to the sensitive nature of the Licensed Products, they may or may not be restricted as to sales or ownership within each country listed in Exhibit “B”. Additionally, there may be import restrictions that preclude the Licensee from shipping into these countries.

Licensor makes no representations to Licensee as to the ability for Licensee to be in compliance with the laws of each country listed in Exhibit “B”. It is the responsibility of the Licensee to understand, follow, and remain in compliance with the laws of each country.

Licensee will indemnify, defend and hold harmless Licensor against any legal action that may arise from the sale of the Licensed Products in the Territory that contravene any laws, in accordance with Section 12.2 of this agreement.

ARTICLE 7

Termination

7.1 In the event of a material breach or default by either party in the performance of its obligations assumed hereunder, the non-defaulting party may, at its discretion, terminate this agreement by giving 90 days written notice to the defaulting party specifying the material breach or default, requesting the discontinuance of such material breach or default, and/or stating what action is necessary to cure the material breach or default. If such breach or default is not discontinued or corrected, or correction commenced for any breach that by its nature would take more than 90 days to cure, by the end of the 90-day period, this agreement will, at the discretion of the non-defaulting party, be terminated. Such right of termination will not be exclusive of any other remedies to which the non-defaulting party may be lawfully entitled, it being intended that all such remedies will be cumulative.

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7.2 The Licensor may terminate this agreement immediately upon written notice to the Licensee, and without allowing the Licensee 90 days to correct the breach, if:

a.	the Licensee discontinues sales of the Licensed Products for more than three (3) consecutive months; or

b.	the Licensee has had proceedings by or against it in bankruptcy or under insolvency laws or for reorganization, administration, receivership, dissolution or liquidation; or

c.	the Licensee has had an assignment for the benefit of creditors; or

d.	the Licensee has become insolvent; or

e.	the Licensee or any Affiliate of Licensee has attempted to create, or has created, a direct relationship with the manufacturer(s) of the Licensed Products.

7.3 Upon termination of this agreement for any reason, the licenses granted herein will terminate. The Licensee, its Affiliates, and/or its agents, will immediately discontinue the exercise of the licenses and the sale of the Licensed Products and the use of all other products or services, trademarks, know-how and technical information related to the Licensed Products. Not later than 21 days after the termination or expiration of this agreement, the Licensee will return to the Licensor or destroy, as specified by the Licensor, all forms and materials relating to the Licensed Products.

ARTICLE 8

Marketing

8.1 The Licensee will use reasonable efforts to market the Licensed Products within the Territory. It is the parties’ intention that the Licensee, or its Affiliates or distributors, be a primary channel through which the customers procure the Licensed Products, provided that nothing in this agreement will prevent the Licensor from selling the Licensed Products to Existing Customers to whom the Licensor may currently be attempting to market such Licensed Products.

8.2 The Licensee and the Licensor, as appropriate, may perform some or all of the following marketing activities:

a.	Press Releases. Subject to each party’s prior written approval, which will not be unreasonably withheld or delayed, either party may issue a press release announcing the creation of the marketing relationship and additional press releases from time to time to publicize other significant events regarding joint business developments.

b.	Marketing Collateral. The parties shall work together to develop articles or entries regarding the Licensed Products for any marketing publications controlled by the Licensee, including any other marketing publications released by the Licensee from time to time during the term of this agreement. The Licensee will include references to the Licensed Products in presentations, as appropriate, and will be responsible for the design, development and distribution of marketing collateral for the Licensed Products.

c.	RFP Responses or Project Proposals. Either party may recommend the Licensed Products as a solution in responses to requests for proposals (the “RFPs”) from customers, and the Licensor will cooperate with the Licensee in the preparation of such responses, such cooperation to include, without limitation, ensuring the accuracy of the Licensee’s responses to questions regarding the Licensed Products contained in the RFPs, the development and update of standard information required to support the Licensee’s responses to the RFPs, and support the Licensee’s RFP specialists as required in connection with clarifications to the RFP responses.

d.	Representatives. Each party will assign a representative or representatives who will serve as that party’s point-of-contact or facilitator between the parties on all matters arising under this agreement. The representatives will meet on a mutually agreed basis to review and coordinate all activities under this agreement, including development, support, marketing, and sales, and to amicably resolve any disputes which may arise under this agreement. Each party will bear the expenses incurred for its representative(s) to attend such meetings.

e.	Trade Marketing Attendance. From time to time and upon mutually agreeable terms and conditions, the Licensor will provide its best efforts to participate with the Licensee at marketing events, television, internet and radio interviews, fairs and industry trade shows, seminars and selected user group events.

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ARTICLE 9

Responsibilities of the Licensor

9.1 During the Initial Term and any Renewal Term, the Licensor will provide the following support and resources to the Licensee:

a.	Sale of Line of Business. In the event that the Licensee should transfer any one of the Licensed Products, the Licensor will not unreasonably refuse to enter into a distributorship agreement with the purchaser to distribute any of the Licensed Products on terms comparable to the Licensor’s then current terms for such a relationship.

b.	Marketing Literature; Sales Support. The Licensor will provide the information necessary to accurately develop marketing materials and product information guides for use by the Licensee. The marketing materials are intended for prospective clients and will be distributed by sales and marketing personnel of the Licensee. The Licensor will respond effectively and in a timely manner to the Licensee’s requests for information and sales assistance.

ARTICLE 10

Covenants of the Licensor

10.1 During the Initial Term and any Renewal Term, and in consideration of the purchase price paid, Licensor will not:

a.	directly or indirectly, acquire any interest in, operate, join, control, or participate in as an officer, employee, agent, independent contractor, partner, shareholder, or principal of any corporation, partnership, proprietorship, firm, association, person, or other entity producing, designing, providing, soliciting orders, for, selling, distributing, or marketing products, goods, equipment, and/or services which directly compete with the business of the Licensee in the Territory,

b.	undertake any employment or activity competitive with the business of the Licensee in the Territory,

c.	directly or indirectly, either for Licensor or for any other person, firm or corporation away or attempt to divert or take away, call on or solicit or attempt to call on or solicit, any customers developed by Licensee, excluding any Existing Customers, or, divert or take

d.	plan or organize any business activity competitive with the business of the Licensee in the Territory or combine or conspire with any other person or entity for the purpose of organizing any such competitive business activity within the Territory.

ARTICLE 11

Representations and Warranties

11.1 Licensor represents and warrants to Licensee as follows and acknowledges that Licensee is relying upon such representations and warranties in connection with this agreement and option to purchase and that Licensee would not have entered into this agreement without such representations and warranties:

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a. Licensor maintains all rights, title, ownership and interest in the Licensed Products with good and marketable title, and there are no liens or encumbrances registered or pending to be registered against the Licensed Products.

b. Licensor has the necessary authority to enter into and deliver this agreement on the terms and conditions set forth in this agreement and to do all such acts and things as may be necessary to give effect to the transactions contemplated herein.

c. To the best of Licensor’s knowledge, the use or assignment of the Licensed Products does not infringe in any respect upon the technology or intellectual property rights of any other person or entity and no other person or entity has claimed or threatened to claim the right to use any Licensed Products or to deny the right of Licensor to use the same.

d. The Licensor’s execution and delivery of this agreement, the consummation of the transactions contemplated in this agreement, the performance of its obligations hereunder and its compliance with this agreement do not violate, contravene or breach, or constitute a default under any contract, agreement, or commitment to which Licensor is a party to or subject, or by which the Licensor is bound or affected.

e. There are no legal actions, claims, demands, judgments, injunctions, or other pending proceedings affecting in any manner the Licensed Products.

11.2 Licensee represents and warrants to Licensor as follows and acknowledges that Licensor is relying upon such representations and warranties in connection with this agreement and option to purchase and that Licensor would not have entered into this agreement without such representations and warranties:

a. Licensee has the necessary authority to enter into and deliver this agreement on the terms and conditions set forth in this agreement and to do all such acts and things as may be necessary to give effect to the transactions contemplated herein.

b. The Licensee’s execution and delivery of this agreement, the consummation of the transactions contemplated in this agreement, the performance of its obligations hereunder and its compliance with this agreement do not violate, contravene or breach, or constitute a default under any contract, agreement, or commitment to which Licensee is a party to or subject, or by which Licensee is bound or affected.

11.3 Survival of Representations and Warranties. The representations and warranties contained in this section will survive the completion of the transactions contemplated by this agreement and, notwithstanding such completion, will continue in full force and effect for a period of five years from the Effective Date, except any representation and warranty in respect of which a claim based on fraud is made, which in each case will be unlimited as to duration.

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ARTICLE 12

Indemnification and Insurance

12.1 Indemnity by Licensor. The Licensor will indemnify, defend and hold harmless the Licensee, its Affiliates and any distributors, and the customers of the Licensee, and their respective officers, directors, employees agents and affiliates (collectively, for purposes of this Section 12, the “Licensee Persons”) from all damages, liabilities and expenses (and all legal costs including attorneys’ fees, court costs, expenses and settlements resulting from any action or claim) arising out of, connected with or resulting in any way from any allegation that the Licensee Persons’ possession, distribution or use of the Licensed Products infringes a patent, trademark, copyright, trade secret or other intellectual property right of a third party, provided that the Licensor will have no indemnity obligations with regard to any such damages, liabilities or expenses arising from: (i) the negligence or misconduct of any Licensee Person, (ii) any failure by any Licensee Person to comply with the terms of this agreement, or (iii) any unauthorized modifications to the Licensed Products and where the Licensed Products on a stand-alone basis without modifications could not have infringed third-party intellectual property rights. If any such claim or proceeding arises, the Licensee Persons seeking indemnification hereunder will give timely notice of the claim to the Licensor after they receive actual notice of the existence of the claim. The Licensor will have the option, at its expense, to employ counsel reasonably acceptable to the Licensee Persons to defend against such claim and to compromise, settle or otherwise dispose of the claim; provided, however, that no compromise or settlement of any claim admitting liability of or imposing any obligations upon the Licensee Persons may be affected without the prior written consent of such the Licensee Persons. In addition, and at its option and expense, the Licensor may, at any time after any such claim has been asserted, and will, in the event any Licensed Product is held to constitute an infringement, either procure for the Licensee Persons the right to continue using that Licensed Product, or replace or modify Licensed Product so that it becomes non-infringing, provided that such replacement or modified Licensed Product has the same functional characteristics as the infringing the Licensed Product, or, if the prior two remedies are commercially impractical, refund to the Licensee all fees, costs, and charges paid by the Licensee to the Licensor for that Licensed Product and any other Licensed Product reasonably rendered ineffective as the result of said infringement. The Licensee will cooperate fully in such actions, making available books or records reasonably necessary for the defense of such claim. If the Licensor refuses to defend or does not make known to the Licensee Persons its willingness to defend against such claim within 10 days after it receives notice thereof, then the Licensee Persons will be free to investigate, defend, compromise, settle or otherwise dispose of such claim in its best interest and incur other costs in connection therewith, all at the expense of the Licensor.

12.2 Indemnity by Licensee. The Licensee will indemnify, defend and hold harmless the Licensor, its Affiliates, and their respective officers, directors, employees agents and affiliates (collectively, for purposes of this Section 12, the “Licensor Persons”) from all fines, damages, liabilities and expenses (and all legal costs including attorneys’ fees, court costs, expenses and settlements resulting from any action or claim) arising out of, connected with or resulting in any way from: any negligence, willful misconduct, or illegal behavior by Licensee Persons in the performance of this Agreement or in connection with the marketing, promotion, sale, distribution, or use of Licensed Products, including noncompliance with or violation of international, national, state, local, or municipal rules, laws, codes, or treaties regarding the importation, exportation, sale, distribution, marketing, or use of the Licensed Products. If any such claim or proceeding arises, the Licensor Persons seeking indemnification hereunder will give timely notice of the claim to the Licensee after they receive actual notice of the existence of the claim. The Licensee will have the option, at its expense, to employ counsel reasonably acceptable to the Licensor Persons to defend against such claim and to compromise, settle or otherwise dispose of the claim; provided, however, that no compromise or settlement of any claim admitting liability of or imposing any obligations upon the Licensor Persons may be affected without the prior written consent of such the Licensor Persons. The Licensor will cooperate fully in such actions, making available books or records reasonably necessary for the defense of such claim. If the Licensee refuses to defend or does not make known to the Licensor Persons its willingness to defend against such claim within 10 days after it receives notice thereof, then the Licensor Persons will be free to investigate, defend, compromise, settle or otherwise dispose of such claim in its best interest and incur other costs in connection therewith, all at the expense of the Licensee.

12.3 The parties’ indemnification obligations under this agreement shall survive termination or expiration of this agreement for the period of the statute of limitations, as determined by a court of competent jurisdiction, applicable to each claim, demand, lawsuit or other proceeding giving rise to any loss.

12.4 Product Liability Insurance. Licensee shall, during the Term of this agreement and for two (2) years after termination or expiration of this agreement, obtain and maintain at its own cost and expense from a qualified captive insurance company product liability insurance in an amount greater than or equal to two million U.S. dollars ($2,000,000), providing protection against any and all claims, demands, and causes of action arising out of any defects, alleged or otherwise, of the Licensed Product or its use, design, labeling or manufacture, or any material incorporated in the Licensed Product. Licensee agrees to name Licensor as an additional insured on such policy and to furnish the Licensor with a certificate of insurance evidencing such insurance coverage (at the execution of this agreement and at each subsequent renewal with 30 days’ notice of cancellation or non-renewal), and the insured party shall not at any time act pursuant to this agreement unless such insurance is in effect.

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ARTICLE 13

Dispute Resolution

13.1 Any claim or controversy arising out of, governed by or pertaining to this agreement or the breach thereof (“Dispute”), whether such claim or controversy is based on common law, case law, statute, rule or regulation of any nation or territory, or political subdivision of a nation or territory, shall be resolved as provided in this section and in accordance with the governing laws and consent to jurisdiction as set out in Article 17.

13.2. The parties agree that no party shall have the right to sue any other party regarding a Dispute, except that a party may seek injunctive or other provisional or equitable relief in order to preserve the status quo of the parties pending resolution of the Dispute, and the filing of, or response to, an action seeking injunctive or other provisional relief shall not be construed as a waiver of that party’s rights under this section.

13.3. If a Dispute arises between the parties, the parties shall initially use their best efforts to resolve the Dispute by negotiation. To commence the Dispute resolution process and time periods, any party may serve written notice on the other party specifically identifying the Dispute and requesting that efforts at resolving the Dispute begin.

13.4. Any Dispute that the parties are unable to resolve in good faith within 30 days after the initial notice shall be referred to and resolved by binding arbitration in Harris County, Texas, to be administered by and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be initiated within the applicable time limits set forth in this agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations, by one party (“Claimant”) giving written notice to the other party (“Respondent”) and to the Texas Regional Office of the American Arbitration Association (“AAA”), that the Claimant elects to refer the Arbitrable Dispute to arbitration. All arbitrators must be neutral parties who have never been officers, directors or employees of the parties or any of their Affiliates, must have not less than ten (10) years experience in the telecommunications industry, and must have a formal financial/accounting, engineering or legal education. The hearing shall be commenced within thirty (30) days after the selection of the arbitrator. The parties and the arbitrators shall proceed diligently and in good faith in order that the arbitral award shall be made as promptly as possible. The interpretation, construction and effect of this agreement shall be governed by the Laws of Texas, and to the maximum extent allowed by law, in all arbitration proceedings, the Laws of Texas shall be applied, without regard to any conflicts of laws principles. All statutes of limitation and of repose that would otherwise be applicable shall apply to any arbitration proceeding. The tribunal shall not have the authority to grant or award indirect or consequential damages, punitive damages or exemplary damages. Such decision shall be in such written form that a judgment may be entered on it in any court of competent jurisdiction, and all awards may, if necessary, be enforced by any court having jurisdiction in the same manner as a judgment in such court. The parties shall bear equally all costs; provided, however, that the prevailing party shall be entitled to an award for actual damages, attorneys’ fees, and accountants’ and other experts’ fees it incurred in the arbitration proceeding.

ARTICLE 14

Successors and Assigns

14.1 This agreement will be binding upon and inure to the benefit of each of the parties and their respective successors and assigns; provided, however, that the Licensee may not assign or sublicense this agreement in whole or in part to any person or entity not an Affiliate of the Licensee without the prior written consent of the Licensor, which will not be unreasonably withheld, delayed, or conditioned, and any assignment or sublicense attempted without such consent will be void and be cause for termination. Notice of an intent to transfer the License and a request for consent shall be sent to Licensor within 30 days of the intended date of transfer.

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ARTICLE 15

Severability

15.1 If any one or more of the provisions contained herein should be found invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

ARTICLE 16

Further Assurances

16.1 Each of the parties covenants and agrees, from time to time and at all times, to do all such further acts and execute and deliver all such further deeds and documents as will be reasonably required in order to fully perform and carry out the terms and intent of this agreement.

ARTICLE 17

Governing Law and Consent to Jurisdiction

17.1 The validity and construction of this agreement will be governed by, subject to and construed in accordance with the laws of the State of Texas, excluding its conflicts of law rules, and will be treated in all respects as a State of Texas contract. If either party employs attorneys to enforce any right arising out of or relating to this agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees and costs. Any claim arising out of or relating to this agreement will be subject to the Dispute resolution provisions of Article 13 herein. This agreement is also subject to the rules and regulations of the Securities Exchange Commission.

17.2 Each of the parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court in Harris County in the State of Texas or any federal court sitting in the Southern District of Texas for purposes of any suit, action, or other proceeding arising out of this agreement (and agrees not to commence any action, suit or proceedings relating hereto or thereto except in such courts or forums). Each of the parties agrees that service of any process, summons, notice or document pursuant to the laws of the State of Texas and on the parties designated in Article 21 shall be effective service of process for any action, suit or proceeding brought against it in any such court.

ARTICLE 18

Independent Contractors

18.1 It is expressly agreed that the Licensor and the Licensee are acting under this agreement as independent contractors, and the relationship established under this agreement will not be construed as a partnership, joint venture or other form of joint enterprise, nor will one party be considered an agent of the other. Neither party is authorized to make any representations or create any obligation or liability, expressed or implied, on behalf of the other party, except as may be expressly provided for in this agreement.

18.2 Each party shall, at its sole cost and expense, maintain in full force and effect all necessary licenses, permits, and other authorizations required by law throughout the Territory in order to carry out its duties and obligations hereunder.

ARTICLE 19

Entire Agreement

19.1 This document constitutes the entire agreement between the parties, all oral agreements being merged herein, and supersedes all prior representations. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matter of this agreement that are not fully expressed herein.

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ARTICLE 20

Amendment

20.1 The provisions of this agreement may be modified at any time by agreement of the parties. Any such agreement hereafter made shall be ineffective to modify this agreement in any respect unless in writing and signed by the parties against whom enforcement of the modification or discharge is sought.

ARTICLE 21

Notice, Performance and Time

21.1 Any notice that must be given to a party under this agreement must be delivered to the party by hand, fax or email at the address, fax number or email address given for the party on page 1 of this agreement unless otherwise specified in this agreement or in writing by the party and is deemed to be received by the party to whom the notice is addressed when it is delivered by any of the means provided in this section.

21.2 Any act that must be performed under this agreement must be performed during business hours where it is to be performed unless the day specified for performance is a non-business day, in which case it must be performed on the next business day.

21.3 Time is of the essence of this agreement and any amendments to it.

ARTICLE 22

Sections and Headings

22.1 The division of this agreement into sections and the insertion of headings are for convenience and reference only and will not affect the construction or interpretation of this agreement.

ARTICLE 23

Counterparts, Facsimile or Email Signatures

23.1 This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. The parties may sign this agreement in their respective cities and exchange signature pages by facsimile or email. Such facsimile or email signatures shall be deemed originals and shall have the same effect as original signatures.

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IN WITNESS WHEREOF this agreement was executed by the parties hereto as of the Effective Date.

The Licensor:

Tuffy Packs, LLC

By:	/s/ Steven Naremore
Steven Naremore
Title:	President

The Licensee:

Madison Technologies Inc.

By:	/s/ Thomas Brady
Thomas Brady
Title:	CEO

Product License Agreement	Page 13

EXHIBIT “A”

To that certain Product License Agreement

between Tuffy Packs, LLC ( the “Licensor”) and Madison Technologies Inc. (the “Licensee”)

dated for reference the 16th day of September, 2016

LICENSED PRODUCTS

The Licensed Products consist of ballistic inserts for backpacks, briefcases, and/or laptop bags that provide a level of personal protection from ballistic threats similar to what law enforcement officers wear daily as bulletproof vests. The Tuffy Pack, LLC Ballistic Shields® conform to the National Institute of Justice (NIJ) Level IIIA threat requirements. The panels weigh between 16 and 24 ounces (based on the size). The ballistic shields are removable when the user desires to use the pack/bag in a low or non-threat environment.

The three sizes of ballistic panels that are specifically licensed under this agreement are:

Stock# 1218 12x18” ballistic panel

Stock# 1216 12x16” ballistic panel

Stock# 1114 11x14” ballistic panel

Product License Agreement	Page 14

EXHIBIT “B”

To that certain Product License Agreement

between Tuffy Packs, LLC ( the “Licensor”) and Madison Technologies Inc. (the “Licensee”)
dated for reference the 16th day of September, 2016

TERRITORY

“Territory” means and includes the following countries and territories:

1.	United Kingdom
2.	Austria
3.	Belgium
4.	Bulgaria
5.	Croatia
6.	Cyprus
7.	Czech Republic
8.	Denmark
9.	Estonia
10.	Finland
11.	France
12.	Germany
13.	Greece
14.	Hungary
15.	Ireland
16.	Italy
17.	Latvia
18.	Lithuania
19.	Luxembourg
20.	Malta
21.	Netherlands
22.	Poland
23.	Portugal
24.	Romania
25.	Slovakia
26.	Slovenia
27.	Spain
28.	Sweden
29.	Iceland
30.	Liechtenstein
31.	Norway
32.	Switzerland
33.	Andorra
34.	Monaco
35.	San Marino
36.	Vatican
37.	Turkey
38.	Albania
39.	Serbia
40.	Bosnia
41.	Montenegro
42.	Macedonia
43.	Kosovo
44.	Greenland

Product License Agreement	Page 15

SCHEDULE A PRICE LIST

STOCK #	PRODUCT DESCRIPTION	PRICE (USD)

1218	12x18” Ballistic Panel	$68.40
1216	12x16” Ballistic Panel	$65.10
1114	11x14” Ballistic Panel	$61.80

Product License Agreement	Page 16

SCHEDULE B PURCHASE ORDER

MADISON TECHNOLOGIES INC. 448 Patterdale Drive North Vancouver, BC V7R 4L8 Canada Fax: 1-801-326-0110		PURCHASE ORDER

TO: TUFFY PACKS, LLC ATTN: 6726 Seinfeld Ct. Houston, TX 77069 832-643-7071 Email: Steve@TuffyPacks.com	SHIP TO: [Recipient Name] [Company Name] [Street Address] [City, ST ZIP Code] [Phone Number]	P.O. NUMBER: [P.O. number] [The P.O. number must appear on all related correspondence, shipping papers, and invoices]

P.O DATE	REQUISITIONER	SHIPPED VIA	F.O.B. POINT	TERMS
[ENTER PORT]

QTY	UNIT	DESCRIPTION	UNIT PRICE	TOTAL
		[Description of Item]	$	$

SUBTOTAL
SALES TAX		%
SHIPPING AND HANDLING
OTHER
TOTAL	$

1.	Please send two copies of your invoice.

2.	Enter this order in accordance with the prices, terms, delivery method, and specifications listed above, and in accordance with the Product License Agreement dated September 16, 2016.

3.	Please notify us immediately if you are unable to ship as specified.

4.	Send all correspondence to: Madison Technologies Inc. 448 Patterdale Drive North Vancouver, BC V7R 4L8 Canada Fax: 1-801-326-0110

Authorized by Madison Technologies Inc.